UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

GLASS LEWIS RECOMMENDS SHAREHOLDERS VOTE “FOR” ALL FOUR OF TARGET’S DIRECTOR NOMINEES ON WHITE PROXY CARD

Target Urges Shareholders to Vote the WHITE Proxy Card and Not to Follow RiskMetrics’ Recommendation

MINNEAPOLIS, May 19, 2009 — Target Corporation (NYSE:TGT) today welcomed the recommendation from leading independent proxy advisory firm, Glass Lewis & Co., that shareholders vote for all four of Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — and for the proposal to set the size of the Board at 12 on the WHITE proxy card at Target’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.  Target is very disappointed with the RiskMetrics’ flawed recommendation, which Target believes does not adhere to RiskMetrics’ own previously articulated framework for analyzing proxy fights.  Target urges shareholders to vote for all four of Target’s nominees.

In its May 19, 2009 report recommending that Target shareholders elect all four of the Board’s nominees, Glass Lewis states*:

•                  “First and foremost, we believe investors should be concerned regarding Mr. Ackman’s change in strategy against Target.  Pershing Square praised the board and management of Target when it first approached the Company regarding a sale of the credit card business in 2007 and later on a potential real estate transaction.  Now that any real estate transaction is unlikely in the short to medium-term and that the partial sale of the credit card business was completed, Mr. Ackman has set his sights on the relevant experience of the directors and the board’s governance track record.  However, in this case, we do not believe that the Pershing Square nominees have more applicable experience compared to the incumbent nominees.”

•                  “[W]e believe that the current board and management are working diligently to guide the Company through this tough period.  In our opinion, the current management remains the best team to lead the Company’s stabilization and future growth.  Further, Pershing Square has presented no operating strategy for the board or shareholders to consider.”

•                  “[I]n our opinion, the Dissident nominees do not possess the necessary experience to add immediate value to the Target board.”

Glass Lewis’ report states the following on Pershing Square’s nominees*:

Jim Donald: “In our opinion, the current operating experience of Ms. Dillon at McDonald’s, as well as her experience at Quaker’s food division, remains more certain when compared to James Donald’s track record as CEO of Starbucks.”

“Shareholders should also be concerned with Mr. Donald’s apparent willingness to abandon his seat on the Rite-Aid board, if he is elected at Target, after just one year of service.  We wonder whether Mr. Donald would be so willing to leave Target’s board if offered the opportunity in the future.”

Michael Ashner: “Though Mr. Ackman claimed to not have had dealings with Mr. Ashner or to have talked with him in some time, we note that Mr. Ashner was a Pershing Square nominee at its 2007 proxy contest at Ceridian Corporation.  The nomination of Mr. Ashner calls into question Pershing Square’s desire to nominate truly independent individuals to Target’s board.  Another concern regarding Mr. Ashner is the relative performance of Winthrop.

It appears that Mr. Ashner will have [his] hands full in his role as CEO of Winthrop during 2009.”

Bill Ackman: “The Dissident has conveniently left Borders off of the highlight list in its presentation though we note that the book retailer’s share price declined nearly 75% since the Dissident secured board representation in January 2008.

Considering that Mr. Ackman’s strategy is focused primarily on trying to create value though a potential credit card or real estate transaction, rather than actual operating strategies to bolster revenues and earnings, we do not believe that the participation of Mr. Ackman on the Target board is critical at this point.”

Richard Vague: “Mr. Vague has more recently served as the CEO of an energy service company (since 2007).  In our opinion, the current experience of Mr. Kovacevich is more timely and relevant for Target at this point in time.”

Ronald Gilson: “We also believe that shareholders should be troubled that Pershing Square chose to place its corporate governance expert as its fifth nominee.  If the Dissident was truly concerned with addressing Target’s board governance, it would seem prudent to put Mr. Gilson as a primary nominee.”

Gregg Steinhafel, Chairman, President and Chief Executive Officer, said, “We are pleased that Glass Lewis supports our independent and highly qualified director nominees.  This recommendation supports our strong belief that Target’s Board and management are executing the right strategy for sustaining Target’s competitive advantage, driving continued profitable growth and creating substantial shareholder value over time.  We believe that RiskMetrics reached the wrong conclusion and one which is inconsistent with its own policies.  We urge Target shareholders not to cast their votes solely on the basis of RiskMetrics’ report and to undertake their own analysis.  Target’s nominees and entire Board and management have served Target shareholders well and deserve their support.”

Target disagrees with the conclusion reached by RiskMetrics to recommend two Pershing Square nominees despite recognizing that Target does not need a “radical sea change.”*  RiskMetrics has previously communicated to the market a clearly defined two-pronged framework for analyzing proxy fights.  First, a dissident has the burden of proving that change to the board is warranted.  It is Target’s firm belief that Pershing Square has failed to meet this critical first test.  The fact is that Target’s nominees are part of a Board that, together with the management team, has devised the strategy that has built Target into one of the most successful retailers in the United States.  This strategy has directly benefited shareholders through Target stock price outperformance in relation to Wal-Mart and the S&P 500 on a ten-year, five-year and year-to-date basis.  As such, Target believes that retaining all four of its directors is the right choice for shareholders.

The second prong of RiskMetrics’ framework requires the dissident to prove that its nominees are likely to help effect positive change (i.e., change that increases long-term shareholder value).  Setting aside that RiskMetrics requires the first test to be passed before the second test is applied, Target believes that Pershing Square’s nominees would not add value to Target’s Board.  In Target’s view, Pershing Square has presented no plan for Target other than the risky real estate proposals which Target’s Board rejected after careful consideration.  Target’s Board regularly refreshes itself, with six new members since 2002, and three new members since 2007.  Target does not believe that change to the composition of the Board is warranted or in the best interest of Target shareholders.

Target wishes to thank all the shareholders that have voted for the Board nominees, including those that have publicly announced their support or privately expressed their intent to vote for all four of the Target directors standing for election at the 2009 Annual Meeting.

Target’s independent director nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — have extensive executive and Board experience in a variety of fields which are critical to Target’s success.  In addition, Target’s nominees complement the experience, skills and perspectives of the other individuals on Target’s Board of Directors.  Target believes that the qualifications of Pershing Square’s recently selected nominees do not compare to Target’s independent directors.  Target continues to urge all Target shareholders to vote FOR Target’s independent nominees on the WHITE proxy card today.

As previously announced, Target’s Annual Meeting will be held at 1:00 p.m., Central Daylight Time, on Thursday, May 28, 2009.  Target’s Board of Directors urges Target shareholders to support Target’s Board and management by voting FOR the four nominees proposed by the Board and FOR the proposal to set the size of the Board at 12, by voting the WHITE proxy card, and to not return any proxy card sent by Pershing Square.

Shareholders who have questions about voting or the matters to be voted upon at the Annual Meeting are encouraged to call MacKenzie Partners, Inc. at 800-322-2885 Toll-Free or Georgeson at 866-295-8105 Toll-Free.

*Permission to use quotations from the Glass Lewis and RiskMetrics reports was neither sought nor obtained.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

###